UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 13 2012	333-132456
Date of Report (Date of earliest event reported)	Commission File Number

SECURITY DEVICES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	71-1050654
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

1101 Pennsylvania Ave NW, 6th Floor
Washington, DC 20004
(Address of Principal Executive Offices) (Zip Code)

202-538.1677
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 13, 2012, Security Devices International Inc. (the “Company”) entered into a definitive agreement with Elad Engineering Ltd. (“Elad”). Elad has performed over the past several years, research and development services for the Company in the less–than-lethal ammunitions sector, for the development of a less-than-lethal-electric-projectile and later on, a blunt impact projectile (“Prior Services”). The Company had debt owing to Elad in excess for $300,000 for past services as of the date of the definitive agreement. Both parties agreed to irrevocably waive and release the other from any claim, demand or action in connection with its engagement with the other party for Prior Services subject to payment of $100,000 by the Company to Elad no later than March 20, 2012, and the balance owing by the Company to Elad to be forgiven and waived by Elad. The company completed the final payment of $100,000 by the due date, and extinguished its debt payable. In addition, the Company has executed as part of this agreement with Elad, a full waiver and release, which includes confidentiality and non-compete clauses for the Company’s products.

Further, as per terms of the agreement, the carriage of existing patent applications being prosecuted on the Company’s behalf by Elad are to be transferred to the Company’s patent counsel in the United States as soon as possible following the debt retirement on March 20, 2012. In addition, all of the issued and outstanding stock options for common shares in the Company’s capital stock previously issued to Elad, Ilan Shalev and Haim Danon (being principals of Elad) are to be converted into warrants on terms identical to the terms of the existing stock options in the Company. The Company may retain future services of Elad for ongoing maintenance of existing projects created through Prior Services, to be discussed under separate letter form to the agreement.

Item 9.01 Financial Statements and Exhibits

(a)   Financial Statements of Business Acquired.

Not applicable.

(b)   Pro Forma Financial Information.

Not applicable.

(c)   Shell Company Transaction.

Not applicable.

(d)   Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY DEVICES INTERNATIONAL INC.

April 13, 2012	/s/ Greg Sullivan
Name: Greg Sullivan
Title: President